Exhibit 99.1

   Media contact:
   Mark Polzin, 314.982.1758

EMERSON NAMES JOSHUA BOLTEN TO
BOARD OF DIRECTORS

ST. LOUIS, February 8, 2012 – Joshua Bolten, managing director of Rock Creek Global Advisors and former White House official under President George W. Bush, has been elected to Emerson’s (NYSE:EMR) board of directors, Chairman and CEO David N. Farr announced today.

Bolten served as President Bush’s chief of staff from 2006 to 2009, director of the Office of Management and Budget from 2003 to 2006, and deputy chief of staff from 2001 to 2003.  After leaving government service, he was a visiting professor for two years in Princeton University’s Woodrow Wilson School of Public and International Affairs.  In 2011, he co-founded Rock Creek Global Advisors, which advises multinational companies on economic and regulatory policy.

“Josh is a tremendous talent and has keen insight into issues surrounding global economics and global trade,” Farr said. “His solid financial background and leadership ability will be valuable to Emerson shareholders in helping the company continue to grow its competitive global leadership position.”

Bolten’s 20 years of public service also includes positions as general counsel to the Office of the U.S. Trade Representative, chief trade counsel to the U.S. Senate Finance Committee and attorney at the U.S. State Department.  In private business, Bolten was an attorney in a Washington, D.C. firm in the mid-1980s and also was executive director of legal and governmental affairs for Goldman Sachs in London from 1994 to 1999.

Bolten will serve on the Emerson board’s Corporate Governance and Nominating Committee.

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Bolten  page 2

A native of Washington, D.C., Bolten received his undergraduate degree from Princeton in 1976 and a law degree from Stanford in 1980.  Bolten is a member of the International Advisory Board of BP plc.  He serves on the boards of the U.S. Holocaust Memorial Museum as vice chairman and the Clinton Bush Haiti Fund as co-chair.  He served from January to July 2011 as interim CEO of the ONE Campaign, a global advocacy organization that fights poverty and preventable disease, and currently serves on its board.

About Emerson

Emerson (NYSE:EMR), based in St. Louis, Missouri (USA), is a global leader in bringing technology and engineering together to provide innovative solutions for customers in industrial, commercial, and consumer markets through its network power, process management, industrial automation, climate technologies, and tools and storage businesses. Sales in fiscal 2011 were $24.2 billion. For more information, visit www.Emerson.com.

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